Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Dividend Advantage Municipal Fund 3

811-10347


The annual meeting of shareholders was held in the offices of Nuveen Investments on September 12, 2016;
at this meeting the shareholders were asked to approve an Agreement and Plan of Reorganization, to approve the Issuance of Additional Common Shares and to elect
Board Members.

Voting results are as follows:

<c>Common & Preferred shares voting
together as a class


Preferred Shares
To approve an Agreement and Plan of
Reorganization


   For
        12,830,542
              1,221
   Against
             712,427
                    -
   Abstain
             474,373
                    -
   Broker Non-Votes
          9,175,627
                    -
      Total
        23,192,969
              1,221



Proxy materials are herein
incorporated by reference
to the SEC filing on July 12,
2016, under Conformed
Submission Type 497, accession
number 0001193125-16-646333.